UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2009

GREAT AMERICAN GROUP, INC.
 (Exact name of registrant as specified in its charter)

Delaware	333-159644	27-0223495
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21860 Burbank Boulevard, Suite 300 South Woodland Hills, California	91367
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 884-3737

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 21, 2009, the Board of Directors of Great American Group, Inc. (the “Company”) elected Bryant R. Riley to serve as a director of the Company. Mr. Riley will serve as a Class I director and his term will expire at the Company’s 2010 annual meeting of stockholders.

Mr. Riley, age 42, has served as the Chairman and Chief Executive Officer of B. Riley & Co., LLC (“B. Riley”), a stock brokerage firm, since founding the firm in 1997.  Mr. Riley also has served as the Chairman and Chief Executive Officer of Riley Investment Management, LLC, an investment management company, since founding the company in 2000. Mr. Riley is also the Chairman and CEO of Alliance Semiconductor and serves on the Board of Directors of DDI Corporation, Silicon Storage Solutions, Aldila Incorporated, Transworld Entertainment and LCC International.

B. Riley served as financial advisor to Great American Group, LLC (“GAG, LLC”) in connection with GAG, LLC’s transaction with Alternative Asset Management Acquisition Corp. (“AAMAC”), pursuant to which the members of GAG, LLC contributed all of their membership interests of GAG, LLC to the Company, which was then a subsidiary of AAMAC, and concurrently, AAMAC merged with and into AAMAC Merger Sub, Inc., which was then a subsidiary of the Company, as a result of which GAG, LLC and AAMAC became wholly-owned subsidiaries of the Company (the “Acquisition”). The Acquisition was consummated on July 31, 2009. B. Riley received fees of $2.0 million in cash and $0.3 million in the form of restricted stock of the Company as compensation for its services in connection with the Acquisition.

As a non-employee director, Mr. Riley will receive the same compensation paid to other non-employee directors of the Company in accordance with the policies and procedures previously approved by the Board of Directors for non-employee directors, as disclosed in the notes to the unaudited financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

September 25, 2009	GREAT AMERICAN GROUP, INC.

	By:	/s/ Paul S. Erickson

	Name: Title:	Paul S. Erickson Chief Financial Officer